LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (this “Agreement”) is executed as of May 25, 2007, by and between TIMOTHY D. CROSS, Trustee, a Florida (“Landlord”), and SHELLS SEAFOOD RESTAURANTS, INC., a Delaware corporation (“Tenant” and Landlord and Tenant shall hereinafter be referred to collectively as the “Parties”).

RECITALS:

WHEREAS, On November 26, 1996, Tenant entered into that certain Lease through assignment and assumption with Landlord, dated October 25, 1993 as amended (the “Lease”; all capitalized terms used but not defined herein shall have the meanings assigned to them in the Lease), for premises located at 2561 University Drive, Coral Springs, Florida 33065 (the “Premises”); and

WHEREAS, Landlord is the current owner of the Premises and successor-in-interest to any other Landlord under the Lease; and,

WHEREAS, Tenant has requested that the Lease be terminated, and Landlord is agreeable to said termination in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in exchange for $10.00 and other good and valuable consideration the sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENTS:

1.    Incorporation. The foregoing Recitals are true and correct and incorporated into this Agreement as if fully set forth herein.

2.    Termination of Lease. Subject to performance under paragraph 3 and 4 of this Agreement, this Lease shall be deemed terminated effective as of 11:59 p.m., June 8, 2007 (the “Termination Date”). From and after the Termination Date, Tenant remises, releases, quitclaims, and surrenders to Landlord, its successors and assigns, forever, the Lease and all rights of Tenant in and to the Premises, however acquired.

3.    Consideration. As consideration for Landlord’s agreement to release Tenant from its obligations under the Lease as provided herein:

a.	Tenant agrees to remain current in all rent obligations imposed by the Lease through the Termination Date; and,

b.	Landlord agrees to pay Tenant by wire transfer on June 8, 2007 the sum of Two Hundred and Twenty-Five Thousand Dollars ($225,000), less Tenant’s pro-rata share of real property taxes through the Termination Date estimated based on the current assessment. Said wire transfer instructions are attached hereto as Exhibit “A” and made a part hereof.

4.    Surrender of the Premises. On or before the execution of this Agreement, Tenant shall vacate and surrender the Premises in the condition required under the Lease and remove all of Tenant’s property from the Premises, subject to the terms and conditions of the Lease, with the exception that Tenant may remove light fixtures located in the dining room and restrooms. If Tenant fails to so vacate the Premises, then Tenant shall be deemed a holdover tenant with respect thereto pursuant to the Lease (and shall pay to Landlord the holdover rent with respect to the Premises as set forth in such Lease). Any property of Tenant that is not removed from the Premises on or before the date of this Agreement shall be conclusively deemed abandoned and Landlord may, without liability or compensation to Tenant, use, sell or otherwise dispose of such property in Landlord’s sole discretion.

Notwithstanding anything to the contrary contained in the Lease, Landlord understands and agrees that after June 8, 2007, Tenant is released from any and all continuous operation, hours of operation and compliance with any menu requirements. Landlord understands that as Tenant is winding down operations at the Premises, Tenant will be reducing it hours of operation, its menu selection and other “Shells” procedures.

5.    Access to the Premises. It is understood and agreed that effective June 9, 2007, Tenant shall not have the right to enter the Premises for any purpose, unless Tenant has Landlord’s prior written consent. It is understood and agreed that Landlord shall not unreasonably withhold said consent if the purpose for said access is to remove property of Tenant or property leased by Tenant from third parties.

6.    Release of Landlord. Effective upon the Termination Date of the Lease as set forth above, Tenant (for itself and any other party that may claim through or under Tenant) agrees that without further acts, Landlord together with Landlord’s employees, agents, representatives, asset manager, consultants, attorneys, fiduciaries, servants, officers, directors, partners, shareholders, members, predecessors, successors and assigns (collectively, the “Landlord Released Parties”), shall be released and forever discharged from any and all actions, causes of action, judgments, executions, suits, investigations, debts, claims, demands, liabilities, obligations, damages, and expenses of any and every character that arise out of or in any way connected to the Lease, or any of the transactions associated therewith (collectively, the “Released Matters”), including, without limitation, all Released Matters that are known or unknown, direct and/or indirect, existing at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter accruing, for or because of any matter or thing done, omitted, or suffered to be done by any of the Landlord Released Parties prior to and including the date of actual execution of this Agreement by Landlord and Tenant, INCLUDING ANY AND ALL CLAIMS BASED IN WHOLE OR IN PART ON THE NEGLIGENCE OR STRICT LIABILITY OF SUCH LANDLORD RELEASED PARTY.

Notwithstanding the foregoing release, Landlord shall not be released from (a) any obligation under this Agreement, (b) any claim arising from or in connection with any inaccurate representation or warranty made by Landlord hereunder, or (c) or any default by Landlord hereunder.

7.    Release of Tenant. Effective upon the Termination Date of the Lease as set forth above and provided that Tenant is not in default under this Agreement, Landlord (for itself and any other party that may claim through or under Landlord) agrees that without further acts, Tenant together with Tenant’s employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns (collectively, the “Tenant Released Parties”), shall be released and forever discharged from all Released Matters, including, without limitation, all Released Matters that are known or unknown, direct and/or indirect, existing at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter accruing, for or because of any matter or thing done, omitted, or suffered to be done by any of the Tenant Released Parties prior to and including the date of actual execution of this Agreement by Tenant and Landlord, INCLUDING ANY AND ALL CLAIMS BASED IN WHOLE OR IN PART ON THE NEGLIGENCE OR STRICT LIABILITY OF SUCH TENANT RELEASED PARTY.

Notwithstanding the foregoing release, Tenant shall not be released from (a) any obligation under this Agreement, (b) any claim arising from or in connection with any inaccurate representation or warranty made by Tenant hereunder, (c) any default by Tenant hereunder, or (d) matters which would give rise to a claim for indemnification of Landlord by Tenant as set forth in paragraph 16.

8.    Mechanic’s Lien. Tenant hereby represents and warrants that Tenant has not engaged anyone who has provided materials or labor in connection with the Premises that would give rise to the filing of a lien against the Premises or that such parties have been paid in full.

9.    No Transfer. Tenant represents and warrants to Landlord that Tenant is the owner and holder of the leasehold estate of the “Tenant” under the Lease. Landlord and Tenant represent and warrant to each other that each has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or corporation whatsoever, any claim, debt, liability, demand, obligation, cost, attorneys’ fees, expense, action or cause of action herein released.

10.    Attorneys’ Fees. In the event of any legal action or proceeding brought by any party against the other arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in such action (including, without limitation, all costs of appeal) and such amount shall be included in any judgment rendered in such proceeding.

11.    Entire Agreement. This Agreement contains all of the agreements of the parties hereto with respect to the subject matter hereof and no prior agreement, understanding, or representation pertaining to any such matter shall be effective for any purpose. No provision of this Agreement may be amended except by an express agreement in writing signed by the parties hereto or their respective successors in interest.

12.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

    13.    Invalidity. If any covenant, condition, or provision herein contained is held to be invalid by final judgment of any court of competent jurisdiction, the invalidity of such covenant, condition, or provision shall not in any way affect any other covenant, condition, or provision herein contained.

14.    Tenant’s Authority.  Tenant and each person signing this Agreement on behalf of
Tenant represent to Landlord as follows: Tenant is a duly organized and existing corporation under the laws of the State of Delaware; Subject to the formal approval of Tenant’s Board of Directors, Tenant has full right and authority to enter into this Agreement; Tenant’s execution of this Agreement does not result in the violation of any law or the breach of any agreement to which Tenant may be bound; each person signing on behalf of Tenant was and continues to be authorized to do so; and upon execution by Tenant and Landlord, this Agreement shall be an enforceable agreement binding upon Tenant in accordance with the terms hereof.

15.    Binding Effect; Controlling Agreement; Governing Law.  The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their transferees, representatives, successors and assigns. In the event of a conflict between the terms and provisions of this Agreement and those contained in the Lease, the terms and provisions of this Agreement shall control. This Agreement and the rights and duties of the parties hereto shall be controlled by and interpreted in accordance with the laws of the State in which the Premises are located.

16.    Indemnification of Landlord by Tenant Post Lease Termination.  Tenant agrees that it shall hold harmless Landlord, its successors and/or assigns from any and all claims, demands, actions, or causes of action which arose prior to the Termination Date as above set forth which are the result of allegations of Tenant's actions or failure to act arising out of the occupancy or use of the Premises or any part thereof by Tenant or it's agents, employees, guests, or customers and in which Landlord had no active involvement.  Tenant does further agree to indemnify Landlord from and against all costs or expenses incurred by Landlord, including but not limited to court costs and reasonable attorney's fees, in the representation of Landlord in the defense of any such claimed action, whether suit is actually filed or not, where Landlord is or is threatened to be named as a defendant.

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Executed as of the date first written above.

LANDLORD:	TIMOTHY D. CROSS, Trustee

By: /s/ Timothy D. Cross

Name: Timothy D. Cross

Title:Trustee

TENANT:	SHELLS SEAFOOD RESTAURANTS, INC., a Delaware corporation

By: /s/ Warren R. Nelson

Name: Warren R. Nelson

Title: EVP & CFO